                                                                      Exhibit 99

                                     FOR:  McNaughton Apparel Group Inc.

                             APPROVED BY:  Peter Boneparth
                                           Chief Executive Officer
                                           Amanda Bokman
                                           Chief Financial Officer
                                           (212) 947-2960
FOR IMMEDIATE RELEASE
---------------------


                                 CONTACT:  Investor Relations:
                                           Shannon Froehlich/Natasha Boyden
                                           Press: Michael McMullan/Kate Talbot
                                           Morgen-Walke Associates
                                           (212) 850-5600


         MCNAUGHTON APPAREL GROUP INC. ANNOUNCES RECORD FOURTH QUARTER
                         AND YEAR-END EARNINGS RESULTS
              ~ Net Income Increased 47% Over Prior Year Quarter ~
    ~ Company Posted EPS of $0.70 Per Diluted Share Over $0.62 A Year Ago ~
            ~ Net Income for the Year Tripled Over the Prior Year ~

     New York, New York, January 17, 2001 - McNaughton Apparel Group Inc. (Nasdaq: MAGI) today announced results for its fourth quarter and year-
ended November 4, 2000.

  Net income for the fourth quarter increased 47% to $7.3 million, or $0.70 per diluted share, compared to net income of $5.0 million, or $0.62 per diluted share in the comparable 1999 quarter. Cash earnings per share, or earnings per share before goodwill amortization, increased to $0.85 per diluted share, compared to $0.65 per diluted share in the comparable 1999 quarter. Net sales for the fourth quarter increased 10% to $136.6 million, compared to $124.4 million for the comparable period in fiscal 1999. This year's fourth quarter included 13 weeks of operating results compared to 14 weeks in the fourth quarter of fiscal 1999.

     For the year ended November 4, 2000, net income increased 215% to $26.9 million, or $3.05 per diluted share, compared to net income of $8.5 million, or $1.11 per diluted share for the same period in fiscal 1999. Cash earnings per share, or earnings per share before goodwill amortization, increased to $3.42 per diluted share, compared to $1.21 per diluted share in the comparable period in fiscal 1999. Net sales for fiscal 2000 increased 24% to $506.3 million, compared to $407.8 million reported for fiscal 1999.

     Peter Boneparth, Chief Executive Officer of McNaughton Apparel Group, commented, "We are extremely pleased with our overall performance during the fourth quarter, as we experienced broad-based strength across all our brands, clearly highlighting ongoing consumer acceptance for our merchandise. In particular, our Miss Erika division exceeded our internal plan as a result of

                                    ~ more ~

MCNAUGHTON APPAREL GROUP INC. ANNOUNCES FOURTH QUARTER                  Page: 2
AND YEAR END EARNINGS RESULTS


expanded product offerings for the Fall season. All of our brands performed well at retail throughout the year, with sales at each of our businesses increasing significantly year-over-year."

     Mr. Boneparth noted, "We are also pleased by our gross margins which, despite an extremely challenging retail environment, increased 60 basis points to 28.7% over last year's fourth quarter. This was primarily a result of fewer closeouts in the Miss Erika division stemming from the positive response from retailers to their expanded fall product offerings."

     Mr. Boneparth continued, "Another positive trend in the fourth quarter was the decrease in selling, general & administrative costs as a percentage of net sales by approximately 280 basis points to 12.0% from 14.8% in the comparable prior year quarter. In addition to the non-recurrence of certain one-time charges last year, we continued to gain operating leverage. We believe that this trend will continue as we further increase our sales base."

     Mr. Boneparth concluded, "Fiscal 2000 marked a year of unprecedented sales and earnings growth for the Company. Looking ahead, we remain comfortable with our previous financial guidance given on December 12, 2000. Our visibility remains strong due to our forward bookings to date, and backlog as of December 30, 2000 continued to run ahead of prior year by approximately 20%. We have established a solid operating platform and we are optimistic that this will enable us to continue to deliver strong performance in fiscal 2001.

     The Company invites investors to listen to a broadcast of the Company's conference call discussing fourth quarter and year-end results. The call will be broadcast live over the Internet on Wednesday, January 17, 2001 at 10:00 a.m.
(EST) and can be accessed by visiting the investor relations web page at http://www.mcnaughtonapparel.com.

  An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the http://www.vcall.com web site as well as on the http://www.mcnaughtonapparel.com web site until January 31, 2001.

     McNaughton Apparel Group Inc. designs, contracts for the manufacture of and markets a broad line of brand name, moderately-priced women's and juniors' career and casual clothing. The Company's product lines include collections of related separates coordinated by color and style, as well as casual weekend wear and related knitwear separates. The Company markets its products under its nationally known labels, including Norton McNaughton(R) and Norton Studio(R), through its subsidiary Norton McNaughton of Squire, Inc., Erika(R), through its subsidiary Miss Erika, Inc., and Energie(R), Currants(R), Jamie Scott(R) and Polar 2000(R), through its subsidiary Jeri-Jo Knitwear, Inc.

                                    ~ more ~

MCNAUGHTON APPAREL GROUP INC. ANNOUNCES FOURTH QUARTER                  Page: 3
AND YEAR END EARNINGS RESULTS

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking information about the Company's anticipated operating results. The Company undertakes no obligation to correct or update any forward-looking information, whether as a result of new information, future events or otherwise. The Company's ability to achieve its projected results is dependent on many factors, which are outside of management's control. Some of the most significant factors would be a deterioration in retailing conditions for women's and juniors' apparel, including as a result of any continued slowdown in the U.S. economy, an increase in price pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margins, unanticipated problems arising with the integration of Miss Erika's and Jeri-Jo's businesses, the unanticipated loss of a major customer, contractor or supplier, unanticipated problems arising out of Norton McNaughton of Squire's relocation of its distribution function to South Carolina where the activities are now being performed "in-house", increases in interest rates, and weather conditions which could impact retail traffic and the Company's ability to ship on a timely basis. Accordingly, there can be no assurance that the Company will achieve its anticipated operating results.


                          [Financial Tables to Follow]

MCNAUGHTON APPAREL GROUP INC. ANNOUNCES FOURTH QUARTER                   Page: 4
AND YEAR END EARNINGS RESULTS



                         McNaughton Apparel Group Inc.
                       Consolidated Statements of Income
                    (In Thousands, Except Per Share Amount)


                                                        Quarter Ended                               Year Ended
                                          ---------------------------------------------------------------------------------
                                            November 4, 2000     November 6, 1999     November 4, 2000     November 6, 1999
                                          ---------------------------------------------------------------------------------
                                                              (Unaudited)
Net sales                                           $136,648             $124,365             $506,289             $407,812

Cost of goods sold                                    97,462               89,376              362,483              303,769
                                          ---------------------------------------------------------------------------------

Gross Profit                                          39,186               34,989              143,806              104,043
Depreciation and    amortization                       4,288                1,923               10,860                5,282
SG&A                                                  16,374               18,359               67,525               64,146
                                          ---------------------------------------------------------------------------------

Income from operations                                18,524               14,707               65,421               34,615
Interest Income                                          (28)                (118)                (361)                (364)
Interest expense and amortization of
 deferred  financing costs                             6,196                5,042               20,221               18,712
                                          ---------------------------------------------------------------------------------
Income before income taxes                            12,356                9,783               45,561               16,267
Provision for income taxes                             5,066                4,818               18,680                7,736
                                          ---------------------------------------------------------------------------------
Net income                                          $  7,290             $  4,965             $ 26,881             $  8,531
                                          =================================================================================

Per Share Data:
Basic:
Net income                                             $0.79                $0.67                $3.39                $1.15
                                          =================================================================================
Weighted average number of common shares
 outstanding
                                                       9,201                7,445                7,924                7,432
                                          =================================================================================
Diluted:
Net income                                             $0.70                $0.62                $3.05                $1.11
                                          =================================================================================

Weighted average number of common shares
 outstanding
                                                      10,477                8,063                8,802                7,708
                                          =================================================================================

                                    ~ more ~

MCNAUGHTON APPAREL GROUP INC. ANNOUNCES FOURTH QUARTER                   Page: 5
AND YEAR END EARNINGS RESULTS


                         McNaughton Apparel Group Inc.
                          Consolidated Balance Sheets

                                                                                     November 4, 2000      November 6, 1999
                                                                                        (Unaudited)
                                                                                  ------------------------------------------
                                                                                                 (In Thousands)
Assets
Current assets:
   Cash and cash equivalents                                                                  $    468              $ 13,842
   Due from factor                                                                              99,695                82,189
   Inventory                                                                                    59,720                40,917
   Income taxes receivable                                                                      14,916                 2,145
   Prepaid expenses and other current assets                                                     2,908                 3,787
                                                                                              --------              --------
   Total current assets                                                                        177,707               142,880

   Fixed assets, net                                                                            13,416                10,177

   Notes receivable from management stockholders                                                 1,596                 2,287

   Intangible assets, net                                                                      246,425                63,198

   Deferred financing costs                                                                      5,651                 6,642

   Other assets                                                                                  2,445                 2,914
                                                                                              --------              --------

   Total assets                                                                               $447,240              $228,098
                                                                                              ========              ========
Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                                                           $ 24,120              $ 14,237
   Revolving credit loan                                                                        65,820                   725
   Income taxes payable                                                                         18,874                 7,151
   Earn-out obligations payable                                                                 20,000                10,000
   Accrued expenses and other current liabilities                                               17,351                17,160
                                                                                              --------              --------
   Total current liabilities                                                                   146,165                49,273

   12  1/2% Senior Notes due 2005                                                              125,000               125,000
   Earn-out obligations payable                                                                 59,000                     -
   Subordinated promissory notes                                                                10,000                     -
   Other long-term liabilities                                                                   1,596                 3,758
                                                                                              --------              --------
   Total liabilities                                                                           341,761               178,031

   Commitments and contingencies

   Stockholders' equity:

   Common stock, $0.01 par value, authorized 30,000,000 shares and
   20,000,000 shares, respectively, 10,628,256 and 8,096,324 shares issued,
   respectively, and 9,759,456 and 7,445,324 shares outstanding, respectively                      106                    81

   Capital in excess of par                                                                     54,362                23,989

   Retained earnings                                                                            58,413                31,532

   Treasury stock, at cost 868,800 and 651,000 shares, respectively                             (7,402)               (5,535)
                                                                                              --------              --------

   Total stockholders' equity                                                                  105,479                50,067
                                                                                              --------              --------
   Total liabilities and stockholders' equity                                                 $447,240              $228,098
                                                                                              ========              ========

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